QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.12

FULFILLMENT AGREEMENT

        THIS FULFILLMENT AGREEMENT ("Agreement") is made and entered into this 1st day of August, 2005, ("Effective Date"), between Whitney Information Network, Inc. ("Company"), a corporation duly organized and incorporated in the State of Colorado, and EduTrades, Inc. ("Contractor"), a corporation duly organized in the State of Nevada.

WITNESSETH:

        WHEREAS, Company is in the business of developing, producing and marketing post secondary educational curriculum on real estate, business development, financial investment and asset protection;

        WHEREAS, Contractor possesses special expertise and knowledge in the post secondary educational area of financial investing and training;

        WHEREAS, Company is interested in soliciting Contractor's services to fulfill certain outstanding obligations and Contractor desires to fulfill such obligations, in accordance with the terms and conditions set forth below.

        NOW, THEREFORE, in good and valuable consideration of the mutual covenants and promises herein contained, the parties, each intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

ARTICLE 1: SERVICES TO BE PERFORMED BY CONTRACTOR

        1.01    Contractor shall serve Company by fulfilling all of the Company's outstanding stock market/financial training obligations sold to students and incurred by the Company prior to August 1, 2005. These training obligations shall encompass all obligations related to the stock market training, including mentoring sessions, sold by Company or any of Company's business entities prior to August 1, 2005 that have not yet been fulfilled. Each outstanding course or mentorship that has not been fulfilled shall be deemed an unfulfilled training obligation.

        1.02    Contractor shall be responsible for making all necessary arrangements to provide fulfillment of the training obligations in a timely manner, including but not limited to venue selection, arrangement of dates, providing speakers and materials. All costs associated with the aforementioned activities are the sole responsibility of Contractor.

        1.03    Contractor may deliver training in any of the following manner: (a) delivery of live classes; (b) delivery of classes via Web Cast; (c) delivery of class On-Demand (internet); and/or (d) deliver of classes by DVD.

        1.04    Contractor agrees to prepare and maintain full, accurate and complete records of each fulfilled obligation. Contractor agrees to provide Company with reporting of fulfillment results in a format and frequency set forth in Exhibit "A," which has been mutually agreed upon by Contractor and Company.

        1.05    Contractor shall provide the services under this Agreement in a professional, courteous manner, consistent with industry standards. Contractor shall comply with all applicable association, local, state, and federal laws, ordinances, rules, regulations and codes.

        1.06    Contractor shall be solely responsible for and shall hold the Company harmless for any and all costs of its doing business including without limitation, all employees Contractor chooses to hire, all taxes, income tax, FICA, workman's compensation, rent, utilities, withholding, postage, telephone, photocopying, salaries, travel, and all other direct and indirect overhead costs. Contractor agrees to follow all wage and salary requirements as set forth by local, state and federal law.

        1.07    Contractor shall retain control and complete ownership of all promotional, sales and technical information, literature and brochures, catalog sheets, price lists, order forms, sales aids, and other information, training materials, presentations, products, services, other materials and all copyright interests thereto, including but not limited to all derivative works created from such materials, which exist at the time of the execution of this Agreement or which may be created by Contractor or by Company for Contractor pursuant to this Agreement, the Lead Marketing Agreement entered into by and between Whitney Education Group, Inc. and EduTrades, Inc., dated August 1, 2005, and/or the Administrative Services Agreement entered into by and between Whitney Information Network, Inc. and EduTrades, Inc., dated August 1, 2005.

ARTICLE 2: SERVICES TO BE PERFORMED BY COMPANY

        2.01    Company shall provide Contractor with access to the customer database so as to allow Contractor the ability to gather whatever information may be required for Contractor to fulfill their obligations under this agreement.

        2.02    Company shall inform Contractor of any new, related, modified or changed information concerning the obligations to be fulfilled by Contractor.

        2.03    Company shall retain control and complete ownership of all leads provided to Contractor.

ARTICLE 3: COMPENSATION

        3.01    Company shall pay to Contractor the following amount for each training obligation fulfilled under this Agreement:

          (A)  For all training, except mentorships:

      i.
      If fulfilled by delivery of live classes, $1,500 per primary student.

      ii.
      If fulfilled by delivery of classes via Web Cast, $1,000 per primary student.

      iii.
      If fulfilled by delivery of On Demand classes, $10 per primary student.

      iv.
      If fulfilled by delivery of classes by DVD, $50 per primary student.

          (B)  For all mentoring:

      i.
      One-on-One, $4750.

      ii.
      Two-on-One, $3500 per student.

      iii.
      Three-On-One, $2500 per student.

        3.02    Contractor shall remit a fully documented billing statement within thirty (30) days of every months end. Any refunds remitted by the Company after the Company has remitted payment to the Contractor will be taken out of the Contractor's next payment.

        3.03    In the event of a dispute, the Company agrees to submit timely payment to Contractor for all undisputed amounts. Company reserves the right to retain any disputed amount, without interest or penalty, until any such suit(s), action(s) or claim(s) for injuries or damages are settled, and satisfactory evidence to that effect is provided to Company.

ARTICLE 4: TERM AND TERMINATION

        4.01    Term.    The date of commencement of this Agreement shall be on the Effective Date first set forth above and shall continue until August 1, 2006.

        4.02    Immediate Right to Terminate.    Company shall have the right to immediately terminate this Agreement by giving written notice to Contractor in the event that the Contractor does any of the following:

          A.    Files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Contractor discontinues or dissolves its business.

          B.    Engages in any illegal, unfair, or deceptive business practices or unethical conduct whatsoever.

          C.    In the event of any sale of a majority interest in Contractor to a third party, except in the event of an Initial Public Offering (IPO).

        4.03    Right to Terminate on Notice.    Company and Contractor each shall have the right, exercisable in its absolute discretion, to terminate this Agreement upon ninety (90) days prior written notice received by United States registered mail, certified mail, UPS Next Day Letter or Federal Express Next Day Letter by the other party.

        4.04    Termination of Rights.    On the termination of this Agreement, all obligations of the parties hereunder shall terminate, except for rights to payments accrued prior to such termination and the provisions applicable after termination.

ARTICLE 5: INDEMNIFICATION

        5.01    Each party shall release, defend, indemnify, and hold the other party and its parent, affiliates, subsidiaries, officers, directors, agents, owners, employees, trustees, successors and assigns harmless with respect to any claims, actions, causes of action, damages, fines, expenses, court costs, attorney fees, liability damage or judgment suffered by either party or his agents, resulting from or attributable to any breach of the other party's or his agent's responsibilities, representations and warranties herein, and/or arising from the purchase or use of the party's products or services sold by the other party, and/or all negligent acts or omissions of a party or his agents contained herein.

        5.02    These indemnification obligations shall survive termination of this Agreement.

ARTICLE 6: CONFIDENTIAL INFORMATION

        6.01    Whitney recognizes that it may be necessary for Whitney to receive Confidential or Proprietary Information with regard to this Agreement. This Confidential and Proprietary Information has been compiled by EduTrades at great expense and over a great amount of time. The Confidential and Proprietary Information is the sole and exclusive property of EduTrades. In performing the services under this Agreement, Whitney may be provided or may otherwise come into the possession of proprietary information, customer databases, customer leads, customer information, product and service information, and other confidential information regarding the business and services of EduTrades (hereinafter, the "Confidential Information") all of which are valuable to EduTrades or are required by law or good business practices to be held confidential. Whitney agrees to receive, hold and treat all Confidential Information received from EduTrades as confidential and secret and agrees to use its best efforts to protect the confidentiality and secrecy of such Confidential Information. Whitney agrees to only divulge Confidential Information to its employees who are required to have such knowledge in connection with the performance of their obligations under this Agreement, and Whitney shall not disclose, directly or indirectly, any Confidential Information whatsoever, including without limitation, for its own benefit or any third party's benefit. Confidential Information does not include information which (i) was or becomes generally available to the public, (ii) was or becomes available on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, (iii) was within Whitney's possession prior to being furnished by or on behalf of EduTrades, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, or (iv) the information is a duplication of materials that Whitney already possesses.

        6.02    The provisions of Section 6.01 shall also apply to EduTrades in regards to any confidential information regarding the business and services of Whitney in all aspects as set forth in Section 6.01.

        6.03    Upon termination of this Agreement, each party shall destroy all copies of Confidential Information, return all original documents and publicity materials, discontinue all use of computer links, erase all of the other party's Intellectual Property contained in the party's computer memory or data storage, and destroy all Confidential Information stored on computer, disk, CD-Rom or computer backup within five (5) days after this Agreement terminates. Each party shall provide a certified document within five (5) days stating that: "All Confidential Information of the disclosing party in the receiving party's possession has either been destroyed, erased, or returned."

        6.04    The terms and conditions of this Agreement shall be considered Confidential Information and shall not be revealed to another party until five (5) years on or after the date of termination. Additionally, each party agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the other party for any purpose other than for the performance of the rights and obligations hereunder during the terms of this Agreement and for a period of five (5) years thereafter, without prior written consent of the disclosing party. Each party further agrees that Confidential Information shall remain the sole property of the other party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees.

ARTICLE 7: OWNERSHIP

        EduTrades shall retain control and complete ownership of all creative elements and/or other materials created in connection with this Agreement by or for the purpose of marketing EduTrades' products and services, whether created by EduTrades or by Whitney pursuant to this Agreement. Furthermore, EduTrades shall retain control and complete ownership of all training materials, presentations, products, services, other materials and all copyright interests thereto, including but not limited to all derivative works created from such materials, which exist at the time of the execution of this Agreement or which may be created by EduTrades or by Whitney for EduTrades pursuant to this Agreement.

ARTICLE 8: GENERAL PROVISIONS

        8.01    Entire Agreement.    This Agreement supersedes any and all other agreements, either oral or in writing between the parties hereto with respect to the terms and conditions of this Agreement, and contains all of the covenants and agreements between the parties with respect to same. The parties further acknowledge that any disputes arising which pertain to the subject matter covered in this Agreement shall be governed by the terms and conditions set forth herein.

        8.02    No Waiver.    The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times under this Agreement.

        8.03    Severability.    If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

        8.04    Notice.    Each notice, request or demand given or required to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if deposited in the United States mail, First Class, postage pre-paid, and addressed to the address of the intended recipient set forth below, or to such other address as may be specified in this Agreement or in writing by the parties:

If to Company:	Name:	Ronald S. Simon
	Address:	1612 E. Cape Coral Pkwy, Suite B Cape Coral, FL 33904
	Telephone:	(239) 542-0643
	Facsimile:	(239) 540-6565
	Copy to:	Marie B. Code, Esq. 1612 E. Cape Coral Pkwy, Suite A Cape Coral, FL 33904
If to Contractor:	Name:
Address:
City, State, Zip:
Telephone:
Facsimile:

        8.05    Governing Law and Attorney Fees.    This Agreement shall be deemed to have been made in the State of Utah. This Agreement and all matters arising out of or otherwise relating to this Agreement shall be governed by the laws of the State of Utah. The parties hereby submit to the personal jurisdiction of the state and federal courts of the State of Utah. The parties hereby expressly waive any venue privileges which may be asserted in connection with this Agreement. In any arbitration and/or litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs, including attorneys' fees incurred on appeal.

        8.06    Authority to Enter Agreement.    The parties warrant that they have the authority to enter into this Agreement and that entering into this Agreement is not restricted or prohibited by any existing agreement to which they are parties. Additionally, the parties represent and warrant that this Agreement has been authorized and approved by all necessary corporate actions. Both parties warrant and represent that all individuals executing this Agreement have the authority to do so. Any misrepresentations will bind the fraudulent party/signatory individually.

        8.07    Right to Audit.    Company shall have the right to audit Contractor's business records concerning services to be rendered under this Agreement, and any other matters related to Company's students, upon five (5) days prior written notice to Contractor. Company shall have the right to receive photocopies of Contractor's business records concerning services rendered under this Agreement, and any other matters related to Company's students, upon five (5) days prior written notice provided to Contractor. Failure to abide by the terms of this provision may result in the termination of this Agreement.

        8.08    Assignment.    The rights and liabilities of this Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors and assigns. Neither party shall have the authority to sell, transfer, assign, sublicense, or subcontract any right or obligation hereunder without the prior written consent of the other party.

        IN WITNESS THEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their respective duly authorized representatives as of the day indicated.

COMPANY	CONTRACTOR
Whitney Information Network, Inc.	EduTrades, Inc.
Ronald S. Simon, Secretary
Printed Name:
Title:
Date	Date
Reviewed by Legal

QuickLinks

FULFILLMENT AGREEMENT